Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-128370 and 333-134440) and the Registration Statement on Form S-3 (No. 333-135730) of Mountain National Bancshares, Inc. of our report dated March 31, 2008 appearing in this Annual Report on Form 10-K of Mountain National Bancshares, Inc. for the year ended December 31, 2007.
/s/ Crowe Chizek and Company LLC
Brentwood, Tennessee
March 31, 2008